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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Joy Bessenger
+354 664-1951
+1 (212) 481-3891
ir@decode.is

         deCODE genetics Announces First Quarter 2003 Financial Results PRODUCT DEVELOPMENT AND SERVICE BUSINESSES BUILD ON SOLID REVENUE BASE,
                    COST REDUCTION STRATEGY YIELDING RESULTS

Reykjavik, ICELAND, May 14, 2003 - deCODE genetics (Nasdaq/Nasdaq Europe: DCGN) today announced its consolidated financial results for the quarter ended March 31, 2003. A conference call to discuss the quarter's results and operating highlights will be webcast live tomorrow, Thursday, May 15, at 8:00am EDT/12 noon GMT (details below).

Revenue for the quarter ended March 31, 2003 was $11.8 million, compared to $5.3 million for the first quarter 2002. This increase reflects the growth of deCODE's product development and service businesses, including the company's pharmaceuticals and biostructures groups acquired in March 2002. At the close of the first quarter 2003, the company had $12.8 million in deferred research revenue, all of which is cash that has been received but that will be recognized over future reporting periods.

Operating expenses for the quarter reflect the first impact of the cost reduction measures implemented late last year. Selling, general and administrative expenses for the first quarter 2003 were $4.1 million. This represents a 33% decrease versus the fourth quarter 2002, and compares to $3.3 million for the first quarter 2002. These differences are the result principally of additional salaries and business development expenses in connection with the acquisition of our pharmaceuticals and biostructures groups in March 2002, and of the impact of the cost reduction measures implemented late last year.

Research and development expenses for the first quarter 2003 were $19.8 million. This represents a 7% decrease from the fourth quarter 2002 and compares to $18.8 million for the first quarter 2002. This increase from the same period a year ago is notable as the 2002 period included only two weeks of expenses associated with the company's pharmaceuticals and biostructures groups, which were acquired in mid-March of that year and are now an integral part of deCODE.

Net loss for the first quarter this year was $13.0 million, versus $15.9 million for the year ago period. Basic and diluted net loss per share decreased to $0.25 for the first quarter this year from $0.36 for the first quarter last year. This decrease is the result of the lower net loss for the 2003 quarter versus the year ago period, as well as the higher average
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number of shares outstanding in 2003. The difference in the average number of shares outstanding is the result principally of the company's acquisition of MediChem Life Sciences in late March 2002. At March 31, 2003, the company had approximately 53.5 million shares outstanding.

At the close of the quarter ended March 31, 2003, the company had $79.2 million in cash and cash equivalents, including $6 million in restricted cash.

"Our first quarter results demonstrate our progress in creating a business capable of delivering growing returns from ever more efficient operations. This is a fundamental element in our strategy of focusing our resources on driving forward the development of a range of drug and diagnostic products," said Kari Stefansson, CEO of deCODE. "As the year progresses, we expect to continue to narrow the gap between revenue and expenses for our present activities. We will do this through milestones in our product development alliances in therapeutics and diagnostics and through the formation of new alliances. At the same time we plan to intensify our focus on our core service and product development efforts and look forward to sharing with you our progress in bringing our most advanced diagnostic and therapeutic programs towards the clinic."

Recent company highlights include:

STRATEGIC PARTNERSHIPS

- IBM. deCODE and IBM formed a strategic alliance to deliver a set of integrated applications, technologies, and services for analyzing, managing and storing genetic, genealogical and clinical data. Under the three-year agreement, deCODE genetics and IBM will jointly market and sell deCODE's Clinical Genome Miner (CGM) Discovery(TM) system running on IBM hardware and software. The deCODE and IBM solution will be available globally to pharmaceutical biotechnology firms, government-sponsored research organizations, research hospitals and medical care facilities beginning midyear.

- VERTEX. deCODE and Vertex Pharmaceuticals announced a broad agreement under which deCODE will gather and analyze pharmacogenomic data as part of clinical trials its subsidiary Encode conducts on Vertex developmental compounds. The first project under the agreement is a phase IIa clinical trial for Vertex's VX-148 treatment for psoriasis. Enrollment for the trial is underway. deCODE's pharmacogenomics capabilities will enable Vertex to gain an understanding, in conjunction with clinical trial results, of genetic factors affecting the responses of individuals to treatment. This information may be useful in designing subsequent clinical strategies and pharmacogenomic tests. Based upon the results of work under this agreement, the companies may extend their collaboration to the development and commercialization of pharmacogenomic tests.

- FSMA. In February, deCODE and Families of Spinal Muscular Atrophy (FSMA), an organization founded to promote research leading to the effective treatment of this
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      debilitating and often fatal disease, announced the signing of an agreement aimed at developing a new therapeutic compound for SMA. Using promising compounds identified through previous FSMA-funded gene- and drug-discovery work, deCODE's Chicago-based pharmaceuticals group will identify the most promising lead compounds, optimize these compounds, and conduct the medicinal chemistry and scale-up work to develop a potentially effective new drug ready for clinical trials. The three-year agreement is potentially worth $5.2 million, including milestones for the successful development of a compound approved for clinical trials.

RESEARCH AND DEVELOPMENT

- OSTEOPOROSIS. In January, deCODE and Roche Diagnostics announced that deCODE scientists had identified specific variations within a single gene that confer significant increased risk of osteoporosis. Under their alliance to develop and bring to market DNA-based diagnostics, the companies are analyzing these and other markers to create a test that can identify individuals who are at a high risk of developing the disease. Such a test promises to enable effective prevention strategies for the disease itself and for complications such as bone fractures. deCODE receives milestone payments for these discoveries.

FINANCE AND OPERATIONS

- CASH POSITION. At March 31, 2003, the company had $79.2 million in cash and cash equivalents, including $6 million in restricted cash.

About deCODE

deCODE is using population genetics to create a new paradigm for healthcare. With its uniquely comprehensive population data, deCODE is turning research on the genetic causes of common diseases into a growing range of products and services -- in gene and drug discovery, DNA-based diagnostics, pharmacogenomics, bioinformatics, and clinical trials. deCODE's pharmaceuticals group, based in Chicago, and deCODE's biostructures group, based in Seattle, conduct downstream development work on targets derived from deCODE's proprietary research in human genetics as well as contract service work for pharmaceutical and biotechnology companies. deCODE is delivering on the promise of the new genetics.(SM) Visit us on the web at www.decode.com.

CONFERENCE CALL INFORMATION

A conference call, during which deCODE President and CEO Kari Stefansson and Executive Vice President and Senior Business Officer Hannes Smarason will discuss financial results and operating highlights from the past quarter, will be webcast tomorrow, Thursday, May 15, at 8:00am Eastern Daylight Time/12 noon GMT. The webcast can be accessed via the Investors section of deCODE's website, www.decode.com, through www.streetevents.com, or, for non-subscribers to StreetEvents, on www.companyboardroom.com. A replay of the call will be available on these websites for the following week. A digitized telephone replay of the call can be accessed for the week following the call by dialing 1 800 475 6701 from the US, or +1 320 365 3844 from outside the US. The access code is 684141.
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                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                              FOR THE 3 MONTH PERIOD ENDED
                                                       MARCH 31,
                                             =============================
                                                 2003             2002
                                             ============     ============
                                              (in thousands, except share
                                                and per share amounts)
                                             =============================
                                             (Unaudited)       (Unaudited)
Revenue .................................    $     11,842     $      5,258
OPERATING EXPENSES
    Research and Development, including
       cost of revenue ..................          19,832           18,842
    Selling, general and
       administrative ...................           4,096            3,302
    Employee termination benefits .......             485                0
                                             ------------     ------------
       Total operating expense ..........          24,413           22,144
                                             ------------     ------------
Operating loss ..........................         (12,571)         (16,886)
Interest income .........................             355              862
Interest expense ........................            (916)            (274)
Other non-operating income (expense), net              90               98
                                             ------------     ------------
Net loss before cumulative effect of
  change in accounting principle ........         (13,042)         (16,200)
Cumulative effect of change in milestone
  recognition principle .................               0              333
                                             ------------     ------------
Net loss ................................    $    (13,042)    $    (15,867)
                                             ============     ============
Basic and diluted net loss per share:
  Net loss before cumulative effect of
    change in accounting principle ......    $      (0.25)    $      (0.37)
  Cumulative effect of change in
    milestone revenue recognition method               --             0.01
                                             ------------     ------------
  Net loss ..............................    $      (0.25)    $      (0.36)
                                             ============     ============
Shares used in computing basic and
  diluted net loss per share ............      51,156,718       43,471,256

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Any statements contained in this presentation that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results, and the timing of events, to differ materially from those described in the forward-looking statements. These risks and uncertainties include, among others, those relating to technology and product development, integration of acquired businesses, market acceptance, government regulation and regulatory approval processes, intellectual property rights and litigation, dependence on collaborative relationships, ability to obtain financing, competitive products, industry trends and other risks identified in deCODE's filings with the Securities and Exchange Commission. deCODE undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.